                                                                    EXHIBIT 99.1

[POLYONE LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

          POLYONE REPORTS 2002 FOURTH-QUARTER, FULL-YEAR RESULTS

        - Fourth-quarter earnings are slightly better than anticipated in December

        -    European and Asian operations finish 2002 up strongly from 2001

        - Company anticipates sequential sales growth and improved earnings before special charges in first-quarter 2003

CLEVELAND - January 30, 2003 - PolyOne Corporation (NYSE: POL), a leading global polymer services company, reported sales today of $580.3 million and a net loss of $17.5 million, or $0.19 per share, for the fourth quarter ended December 31, 2002. For the full year, the Company had sales of $2.5 billion and a net loss of $58.9 million, or $0.65 per share, which included a write-off of goodwill of $53.7 million, or $0.59 per share, in connection with a change in an accounting method.

Net income for fourth-quarter 2002 included special charges relating to costs of previously announced restructuring initiatives, impairment of an equity investment and an impairment of a marketable security. These charges reduced net income by $3.1 million, or $0.03 per share. For the full year, special charges reduced net income by $9.3 million, or $0.10 per share. A summary of special charges incurred during 2002 is attached.

"As expected, customer demand in the fourth quarter slowed considerably, especially in North America," said Thomas A. Waltermire, PolyOne chairman and chief executive officer. "While the fourth quarter historically reflects the lowest seasonal demand period, we have seen indications of substantial inventory reduction by our customers, a reflection of continuing economic uncertainty.

"This lingering uncertainty and an apparent increase in energy costs have continued to negatively impact the industry. In this environment, it is essential that we improve our competitive cost position," added Waltermire. "I am confident that the significant improvements we have made in the past two years, coupled with the actions we announced in December and January, should help both our financial performance and our drive for growth going forward."

On December 17, 2002, PolyOne announced that it had initiated a thorough assessment of its businesses, its overall cost structure, the effectiveness of its approach to customers and its debt level. As a result of this work, the Company announced a series of actions designed to contribute to PolyOne's profitability in 2003:

- On January 14, 2003, management outlined its plans to reduce its selling and administrative (S&A) costs to less than 10 percent of sales. In 2002, S&A costs as reported in the consolidated income statement were approximately 12 percent of sales.

- The Company has targeted a reduction of $200 million to $300 million in its overall debt level. This goal complements management's process of assessing alternatives for non-strategic assets.

- Effective with the first quarter of 2003, PolyOne will suspend payment of its quarterly dividend until its earnings and operating performance improve. In 2002, PolyOne paid a $0.0625 per share (approximately $6 million) quarterly dividend.

- The Company expects to limit capital spending to approximately $50 million in 2003.

                         FOURTH-QUARTER 2002 RESULTS(*)
                  (Dollars in millions, except per share data)

                                                                   4Q02           3Q02           4Q01
                                                                 --------       --------       --------
Sales                                                            $  580.3       $  650.7       $  573.2
Operating income (loss)                                             (13.4)          26.3          (35.9)
Operating income (loss) before special items**                       (9.1)          31.6            3.2
Net income (loss)                                                $  (17.5)      $    9.8       $  (30.1)
Income (loss) before discontinued operations
   and special items**                                              (14.5)          13.0           (5.5)
Income (loss) per share, diluted                                 $  (0.19)      $   0.11       $  (0.33)
Income (loss) per share before discontinued operations              (0.19)          0.11          (0.33)
Per share effect of excluding special items**, increase              0.03           0.03           0.27
Per share effect of goodwill amortization expense
   on net income                                                     0.00           0.00           0.04

                            FULL-YEAR 2002 RESULTS(*)
                  (Dollars in millions, except per share data)

                                                                  2002             2001
                                                               ----------       ----------
Sales                                                          $  2,498.2       $  2,581.1
Operating income (loss)                                              38.9            (29.5)
Operating income before special items**                              52.9             31.6
Net loss                                                       $    (58.9)      $    (46.1)
Loss before discontinued operations and
   cumulative effect of a change in accounting                       (6.6)           (47.1)
Income (loss) before discontinued operations,
   cumulative effect of a change in accounting
   and special items**                                                2.7            (11.2)
Loss per share, diluted                                        $    (0.65)      $    (0.51)
Loss per share before discontinued operations and
   cumulative effect of a change in accounting, diluted             (0.07)           (0.52)

Per share effect of excluding special items**, increase              0.10             0.40
Per share effect of goodwill amortization expense
   on net income                                                     0.00             0.16

 * 2002 and 2001 results of So.F.teR S.p.A. have been reported separately to reflect the December 2002 sale of that business as a discontinued operation.

 ** A summary of special items for 2002 and 2001 can be found in the attached table.

FOURTH-QUARTER 2002 BUSINESS HIGHLIGHTS

- PolyOne's international operations continued to grow sales from 2001 levels. Compared with the 2001 fourth quarter and full year, sales volume in pounds increased 12 percent and 7 percent, respectively. Asian sales were particularly strong, increasing to $74.8 million in 2002 compared with $48.2 million in 2001.

- The Distribution segment demonstrated solid improvement over year-ago levels, with fourth-quarter and full-year 2002 revenues up 16 percent and 12 percent, respectively, over the comparable 2001 periods. The majority of this improvement resulted from the addition of PolyOne's Geon-brand vinyl compounds to the Distribution business.

- In PolyOne's Resin and Intermediates (R&I) segment, equity operating income before special items increased $4.6 million in fourth-quarter 2002 compared with fourth-quarter 2001. Most of the increase resulted from higher chlor-alkali selling prices and higher margins between polyvinyl chloride (PVC) industry selling prices and raw material costs. For the full year, equity income before special charges increased $23.2 million in 2002 compared with 2001. Most of the year-over-year improvement is attributable to higher PVC margins from the Oxy Vinyls, LP resin joint venture.

- PolyOne continues to make progress toward its objective of realizing $200 million in annual income improvements in 2003 compared with the base year 2000. In the fourth quarter of 2002, PolyOne realized approximately $2 million of additional benefit from its value capture initiatives, for an annualized rate of approximately $150 million.

- In January 2003, PolyOne announced that it would reduce its overall cost structure by eliminating approximately 400 salaried positions, primarily in administrative functions. PolyOne projects that this reduction will lower S&A costs, as classified on its income statement, between approximately $30 million and $35 million pre tax annually, effective with the second quarter of 2003. In addition, PolyOne will reduce its non-personnel costs by approximately $5 million to $10 million pre tax. PolyOne expects nearly all staff reductions to occur in the first quarter of 2003, and will recognize a restructuring charge of approximately $22 million pre tax.

- PolyOne's capital expenditures were approximately $26 million in the fourth quarter of 2002. For the year, capital expenditures totaled approximately $75.1 million, excluding approximately $3.8 million spent on the So.F.teR S.p.A. joint venture. During the fourth quarter, PolyOne completed the sale of its 70 percent majority interest in So.F.teR S.p.A., an Italian compounder of thermoplastic materials, while licensing certain key technologies.

         - Most fourth-quarter capital spending funded the continuing expansion and modernization of the North American Plastic Compounds and Colors (PCC) unit's manufacturing base. Five PCC plants were closed in the fourth quarter. Two additional plants will cease production when PolyOne completes the upgrade by mid-2003. The Company projects that this initiative will increase 2003 operating income by approximately $25 million.

         - PolyOne completed the acquisition of Transformacion de Pigmentos y Colorantes, S.A. (TRANSCOLOR), a large color concentrates producer operating near Pamplona in northern Spain. TRANSCOLOR has annual revenues of approximately $36 million (USD).

         - Also in the fourth quarter, PolyOne reached an agreement to sell to TPM Holdings, LP its majority interest in the joint venture company Techmer PM, LLC. PolyOne expects the sale of its 51 percent position to occur in the first quarter of 2003. TPM Holdings owns the remaining 49 percent of Techmer PM, LLC.

         - PolyOne and Nanocor Inc., the largest supplier of nanoclays for plastics, formed a strategic alliance to manufacture and market nanocomposites made from polyolefin, PVC and related polymers. PolyOne will manage all aspects of the manufacture, marketing and sale of nanoclay concentrates and composites, using Nanocor's products and technology and assistance from Nanocor's sales personnel.

BUSINESS OUTLOOK

PolyOne management estimates that first-quarter 2003 earnings, while showing a marked improvement from the loss in the fourth quarter, will be a loss in the range of $0.03 to $0.07 per share. The key variable is whether the January increase in sales is sustainable through the balance of the quarter in light of current economic uncertainties. Despite these uncertainties, the Company projects that first-quarter 2003 sales will rebound from fourth-quarter 2002 levels and exceed sales in first-quarter 2002. PolyOne forecasts higher equity operating income from its Resin and Intermediates segment, due primarily to improved customer demand.

The following table summarizes PolyOne's projection of the primary earnings drivers anticipated to impact operating income before special items in first-quarter 2003 versus the fourth quarter of 2002. Also included is the projected annual impact of key initiatives. While the leverage on earnings from changes in sales levels varies by product, PolyOne generally anticipates a variable-margin impact on earnings ranging from 25 percent to 30 percent of the sales change.

                                                         INCREMENTAL CHANGE
                                                         INCOME (EXPENSE)-
                                                           $ IN MILLIONS
                                                           -------------
                                                      1Q03                    Yr03
                                                      ----                    ----
HIGH-LEVERAGE VARIABLES
    -  PVC resin pricing
        1Q03 (+1 - 2 cents per lb.)                  $  2-3
    -  Ethylene costs
        1Q03 (+1 - 1.5 cents per lb.)                $ (2-3)
    -  Chlorine costs
        1Q03 (+$0 per ton)                               --
    -  Caustic soda selling price
        1Q03 (+$20 - 30 per ton)                     $  1-2
    --  Natural gas costs
        1Q03 (+$0.50 - 0.90 per million BTU)         $ (1-2)

VALUE CAPTURE INITIATIVES                                                   $  50-70

REDUCTION IN SELLING AND ADMINISTRATIVE COSTS                               $  32-37

2003 ESTIMATED PROGRAM COST INCREASES                                       $ (25-30)

High-leverage variables comprise the key commodities and their estimated leverage on PolyOne earnings from changing prices/costs. The projections represent industry forecasts, with allowance for actual price change realization. PVC pricing consists of the combined impact of PVC resin industry selling prices and estimated resulting impact on PVC compound costs.

Value capture initiatives represent the remaining benefit projected to increase 2003 earnings as a result of the initiatives launched upon PolyOne's formation. The 2003 earnings benefit is expected to come primarily from the completion of the North American manufacturing consolidation and modernization, the acquisition of TRANSCOLOR, 2002 investments in international operations, and lower sourcing and logistics costs.

Program cost increases relate to employment compensation and benefit costs, primarily (1) pension expense due to a lower liability discount rate and poor pension asset performance and (2) the rising cost of medical benefits.

CONFERENCE CALL

PolyOne will host an analyst conference call at 10 a.m. Eastern time on Friday, January 31, 2003. The conference call number is 888-489-0038 or 706-643-1611 (international), conference topic: PolyOne Earnings Call. The call will be broadcast live and then via replay for two weeks on the Company's Web site: www.polyone.com.

UPCOMING INVESTOR MEETING

PolyOne will host an investor meeting on Tuesday, February 11, 2003, at The Sheraton New York Hotel and Towers, 811 Seventh Avenue at 53rd Street. Presenting will be Thomas A. Waltermire, chairman and chief executive officer;
W. David Wilson, chief financial officer; and V. Lance Mitchell, vice president, global plastics. Information on this meeting can be obtained be contacting Darlene Hampton at 216-589-4376 or darlene.hampton@polyone.com. The meeting will be broadcast live and then via replay for two weeks on the Company's Web site: www.polyone.com.

SUPPLEMENTAL INFORMATION

Investors interested in more detailed information on PolyOne's results or the performance of its business segments, please see the Supplemental Information report issued today. The report is posted in the Investor Relations section of the Company's Web site: www.polyone.com. It can also be obtained from the contact listed at the end of this release.

ABOUT POLYONE

PolyOne Corporation, with 2002 revenues of $2.5 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company's products and services can be found at www.polyone.com.

PolyOne Media & Investor Contact:      Dennis Cocco
                                       Chief Investor & Communications Officer
                                       216.589.4018

FORWARD-LOOKING STATEMENTS

In this release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving estimated and actual savings related to restructuring programs; (2) delays in achieving or inability to achieve the Company's strategic value capture initiatives, including cost reduction and employee productivity goals, or achievement of less than the anticipated financial benefit from the initiatives;
(3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company's markets; (5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities;
(9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates; (10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company; (11) an inability to launch new products and/or services that strategically fit the Company's businesses; (12) the possibility of goodwill impairment; (13) an inability to maintain any required licenses or permits; (14) an inability to comply with any environmental laws and regulations; and (15) a delay or inability to achieve divestitures necessary to achieve targeted debt levels.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #103)

                            SUMMARY OF SPECIAL ITEMS
                                  (In millions)

                                                                                   Quarters
                                                                   ----------------------------------------
                                                                     4Q02            3Q02            4Q01
                                                                   -------         -------         --------
Employee separation and plant phase-out costs                      $     -         $  (0.2)        $  (26.3)

Period plant phase-out costs incurred                                 (0.4)           (0.5)               -
Plant phase-out accelerated depreciation                              (0.3)           (0.5)               -
Equity affiliate - employee severance, liabilities
     associated with the temporary idling of a plant
     and facility asset write-off and decommissioning costs              -            (4.1)            (3.3)
Loss on divestiture of equity investment                              (3.6)              -             (9.5)
                                                                   -------         -------         --------
    Subtotal - operating (expense)                                    (4.3)           (5.3)           (39.1)

Investment write-down                                                 (0.8)              -                -
                                                                   -------         -------         --------
    Total - pre-tax (expense)                                         (5.1)           (5.3)           (39.1)

Income tax benefit                                                     2.0             1.9             14.5
                                                                   -------         -------         --------
    Total - after-tax (expense)                                    $  (3.1)        $  (3.4)        $  (24.6)
                                                                   =======         =======         ========

                                                                             Year
                                                                   -------------------------
                                                                     2002             2001
                                                                   --------        ---------
Employee separation and plant phase-out cost                       $   (1.1)       $   (36.1)

Period plant phase-out costs incurred                                  (1.1)            (0.2)
Plant phase-out accelerated depreciation                               (1.8)               -
Equity affiliate - employee severance, liabilities
     associated with the temporary idling of a plant
     and facility asset write-off and decommissioning costs            (4.9)            (9.4)
Merger and integration costs                                              -             (5.9)
Loss on divestiture of equity investment                               (5.1)            (9.5)
                                                                   --------        ---------
    Subtotal - operating (expense)                                    (14.0)           (61.1)

Investment write-down                                                  (0.8)            (0.6)
Litigation settlement gain                                                -              4.1
                                                                   --------        ---------
    Total - pre-tax (expense)                                         (14.8)           (57.6)

Income tax benefit                                                      5.5             21.7
                                                                   --------        ---------
    Total - after-tax (expense)                                    $   (9.3)       $   (35.9)
                                                                   ========        =========

                      POLYONE CORPORATION AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                  Three Months Ended             Year Ended
                                                                                     December 31,                December 31,
                                                                               -----------------------      ----------------------
                                                                                 2002           2001          2002          2001
                                                                               --------       --------      ---------     ---------
Sales                                                                          $  580.3       $  573.2      $ 2,498.2     $ 2,581.1

Operating costs and expenses:
     Cost of sales                                                                500.2          482.8        2,098.2       2,162.4
     Selling and administrative                                                    78.6           69.6          302.6         297.7
     Depreciation and amortization                                                 17.9           18.0           72.5          89.2
Employee separation and plant phase-out                                               -           26.3            1.1          36.1
Merger and integration costs                                                          -              -              -           5.9
Loss on divestiture of equity investment                                            3.6            9.5            5.1           9.5
(Income) loss from equity affiliates and minority interest                         (6.6)           2.9          (20.2)          9.8
                                                                               --------       --------      ---------     ---------
Operating income (loss)                                                           (13.4)         (35.9)          38.9         (29.5)

Interest expense                                                                  (11.0)          (8.9)         (42.4)        (40.7)
Interest income                                                                     0.3            0.3            0.9           2.3
Other expense, net                                                                 (5.3)          (2.1)          (9.2)         (6.3)
                                                                               --------       --------      ---------     ---------
Income (loss) before income taxes, discontinued operations, and
     cumulative effect of change in accounting method                             (29.4)         (46.6)         (11.8)        (74.2)

Income tax benefit                                                                 11.8           16.5            5.2          27.1
                                                                               --------       --------      ---------     ---------

Income (loss) before discontinued operations and
     cumulative effect of a change in accounting                                  (17.6)         (30.1)          (6.6)        (47.1)

Discontinued operations:
     Income from operations and loss on sale (net of income taxes)                  0.1            0.0            1.4           1.0

Cumulative effect of a change in goodwill accounting,
     net of income tax benefit of $1.0 million                                        -              -          (53.7)            -
                                                                               --------       --------      ---------     ---------

Net loss                                                                       $  (17.5)      $  (30.1)     $   (58.9)    $   (46.1)
                                                                               ========       ========      =========     =========

Income (loss) per Share of Common Stock:
     Basic income (loss) per share before discontinued operations
          and effect of change in accounting                                   $   (.19)      $   (.33)     $    (.07)    $    (.52)
     Discontinued operations                                                          -              -            .01           .01
     Cumulative effect of a change in accounting                                      -              -           (.59)            -
                                                                               --------       --------      ---------     ---------
     Basic income (loss) per share                                             $   (.19)      $   (.33)     $    (.65)    $    (.51)
                                                                               ========       ========      =========     =========

     Diluted income (loss) per share before discontinued operations
          and effect of change in accounting                                   $   (.19)      $   (.33)     $    (.07)    $    (.52)
     Discontinued operations                                                          -              -            .01           .01
     Cumulative effect of a change in accounting                                      -              -           (.59)            -
                                                                               --------       --------      ---------     ---------
     Diluted income (loss) per share                                           $   (.19)      $   (.33)     $    (.65)    $    (.51)
                                                                               ========       ========      =========     =========

Weighted average shares used to compute loss per share:
     Basic                                                                         90.8           90.0           90.8          89.8
     Diluted                                                                       90.8           90.0           90.8          89.9

Dividends paid per share of common stock                                       $  .0625       $  .0625      $     .25     $     .25

                      POLYONE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                  (IN MILLIONS)

                                                                      December 31,        December 31,
                                                                          2002               2001
                                                                     -------------       -------------
ASSETS
Current assets:
     Cash and cash equivalents                                        $     41.4          $     18.2
     Accounts receivable, net                                              164.3               135.6
     Other receivables                                                       5.4                11.4
     Inventories                                                           253.7               255.3
     Deferred taxes                                                         42.1                40.2
     Other current assets                                                    7.3                16.5
                                                                      ----------          ----------
          Total current assets                                             514.2               477.2
Property, net                                                              682.1               683.6
Investment in equity affiliates                                            271.8               287.9
Goodwill, net                                                              444.0               476.3
Other intangible assets, net                                                32.8                61.0
Other non-current assets                                                    52.6                65.5
                                                                      ----------          ----------
          Total assets                                                $  1,997.5          $  2,051.5
                                                                      ==========          ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short-term bank debt                                             $      0.7          $     14.7
     Accounts payable                                                      242.0               311.4
     Accrued expenses                                                      160.2               161.0
     Current portion of long-term debt                                      91.0                 4.6
                                                                      ----------          ----------
          Total current liabilities                                        493.9               491.7
Long-term debt                                                             492.2               426.8
Deferred taxes                                                              39.0                63.2
Post-retirement benefits other than pensions                               122.5               126.2
Other non-current liabilities, including pensions                          261.2               214.5
Minority interest in consolidated subsidiaries                               9.0                15.7
                                                                      ----------          ----------
          Total liabilities                                              1,417.8             1,338.1
Shareholders' equity:
     Preferred stock                                                           -                   -
     Common stock                                                            1.2                 1.2
     Other shareholders' equity                                            578.5               712.2
                                                                      ----------          ----------
          Total shareholders' equity                                       579.7               713.4
                                                                      ----------          ----------
             Total liabilities and shareholders' equity               $  1,997.5          $  2,051.5
                                                                      ==========          ==========

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                  (IN MILLIONS)

                                                                           Three Months Ended                    Year Ended
                                                                               December 31,                      December 31,
                                                                       ---------------------------      ---------------------------
                                                                          2002             2001           2002             2001
                                                                       ---------        ---------       ---------        ---------
OPERATING ACTIVITIES
     Net income (loss)                                                 $   (17.5)       $   (30.1)      $   (58.9)       $   (46.1)
     Income (loss) from discontinued operations                              0.1               -              1.4              1.0
                                                                       ---------        ---------       ---------        ---------
     Loss from continuing operations                                       (17.6)           (30.1)          (60.3)           (47.1)
     Adjustments to reconcile net loss to net
         cash provided (used) by operating activities:
          Employee separation and plant phase-out charges                      -             26.3             1.1             36.1
          Cash payments on employee separation and plant phase-out          (4.9)            (4.7)          (17.0)           (23.8)
          Cumulative effect of a change in accounting                          -                -            53.7                -
          Depreciation and amortization                                     17.9             18.0            72.5             89.2
          Unrealized currency gains                                         (2.2)            (0.8)          (13.0)            (0.8)
          Investment write-down and loss on sale of equity affiliate         3.6              9.5             5.1              9.5
          Companies carried at equity and minority interest:
            (Income) loss                                                   (7.4)             3.1           (19.7)            11.2
            Dividends received                                               2.6              1.7             4.7              3.7
          Change in assets and liabilities:
             Operating working capital:
              Accounts receivable                                           33.7             52.7           (38.6)           188.8
              Inventories                                                   33.7             25.3             0.8             76.7
              Accounts payable                                             (44.4)           (30.5)          (64.5)             1.4
             Accrued expenses and other                                     (2.6)           (17.8)            8.6            (41.9)
                                                                       ---------        ---------       ---------        ---------
NET CASH PROVIDED (USED) BY CONTINUING OPERATIONS                           12.4             52.7           (66.6)           303.0
                                                                       ---------        ---------       ---------        ---------

INVESTING ACTIVITIES
     Capital expenditures                                                  (26.0)           (32.3)          (75.1)           (78.1)
     Cash received from equity affiliates                                   10.9             (0.4)           27.1              1.7
     Business acquired, net of cash received                               (11.4)               -           (11.4)               -
     Proceeds from sale of assets                                           12.8              1.6            14.7              4.4
                                                                       ---------        ---------       ---------        ---------
NET CASH PROVIDED (USED) BY CONTINUING OPERATIONS                          (13.7)           (31.1)          (44.7)           (72.0)
                                                                       ---------        ---------       ---------        ---------

FINANCING ACTIVITIES
     Change in short-term debt                                              89.0            (30.4)           83.2           (230.2)
     Change in long-term debt                                              (93.3)             0.1            60.6             (0.9)
     Termination of interest rate swap agreements                              -                -             8.3              4.3
     Repurchase of common stock                                                -                -               -                -
     Proceeds from the exercise of stock options                               -                -             7.0                -
     Dividends                                                              (5.8)            (5.9)          (22.7)           (22.9)
                                                                       ---------        ---------       ---------        ---------
NET CASH PROVIDED (USED) BY CONTINUING OPERATIONS                          (10.1)           (36.2)          136.4           (249.7)
                                                                       ---------        ---------       ---------        ---------

NET CASH PROVIDED (USED) BY DISCONTINUED OPERATIONS                            -              0.0             1.4             (0.1)

Effect of exchange rate changes on cash                                     (0.6)            (0.4)           (3.3)            (0.9)
                                                                       ---------        ---------       ---------        ---------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           (12.0)           (15.0)           23.2            (19.7)

Cash and cash equivalents at beginning of period                            53.4             33.2            18.2             37.9
                                                                       ---------        ---------       ---------        ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                             $    41.4        $    18.2       $    41.4        $    18.2
                                                                       =========        =========       =========        =========